EXHIBIT 1

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Members of the Group

Old Trust

New Trust

María Esther Aguirre Gómez

Francisco de Jesús Aguirre Gómez

María Adriana Aguirre Gómez

Ana María Aguirre Gómez

Carlos de Jesús Aguirre Gómez

Rafael Felipe de Jesús Aguirre Gómez

José Manuel Aguirre Gómez